EXHIBIT 11


                     PARLEX CORPORATION AND SUBSIDIARIES
                 COMPUTATION OF NET INCOME PER COMMON SHARE




                                               Three Months Ended                          Six Months Ended
                                     December 27,1998     December 28, 1997     December 27, 1998     December 28, 1997
                                     ----------------     -----------------     -----------------     -----------------

Net income per share - basic              $.12                 $.14                  $.16                  $.33

Weighted average number
 of shares outstanding                  4,641,656            4,330,431             4,641,226             3,960,892

Net income per share - diluted            $.11                 $.13                  $.15                  $.32

Weighted average number of
 shares outstanding                     4,641,656            4,330,431             4,641,226             3,960,892

Effect of dilutive stock options          118,058              207,475               133,078               209,435

Adjusted weighted average number
 of shares outstanding                  4,759,714            4,537,906             4,774,304             4,170,327